[Anderson Associates, LLP Letterhead]







     We consent to the incorporation by reference in the registration statements of BCSB Bankcorp, Inc. on Form S-8 (File No. 333-53295, File No. 333-85025 and File No. 333-87932) of our report dated December 16, 2002 on our audits of the consolidated financial statements of BCSB Bankcorp, Inc. as of September 30, 2002 and 2001, and for each of the two years in the period ended September 30, 2002, which report has been incorporated by reference in BCSB Bankcorp, Inc.'s Annual Report on Form 10-KSB for the year ended September 30, 2002 filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.


                                        /s/ Anderson Associates, LLP


Baltimore, Maryland
December 30, 2002